Exhibit (a)(19)

PRESS RELEASE

Radyne ComStream Requests the Consent of Wegener Stockholders to Approve
its Slate of Directors to Wegener’s Board

Radyne Comments on Wegener Press Release

PHOENIX, AZ – May 14, 2003 — Radyne ComStream Inc. (Nasdaq: RADN; Warrants: RADNW) today announced that it has filed a preliminary consent solicitation statement with the Securities and Exchange Commission to solicit written consents from the stockholders of Wegener Corporation (Nasdaq: WGNR). The consents seek to increase the size of Wegener’s board and elect Radyne ComStream’s proposed slate of nominees. Radyne ComStream has requested that Wegener set Friday, May 23, 2003 as the record date for this solicitation.

Bob Fitting, Radyne ComStream’s CEO said, “We believe the Wegener board should support our cash offer, which represents a significant premium to what has been a stagnant stock price for quite some time. To date, however, Wegener’s board appears unconcerned with stockholder value since it has denied its stockholders the right to accept our proposal. Accordingly, we want to place ourselves in a position to provide the Wegener stockholders with the freedom to make their own choice.”

If elected, the Radyne ComStream nominees will constitute a majority of the board of directors of Wegener Corporation. Accordingly, they would have the ability, consistent with their fiduciary duties, to expedite the consummation of Radyne ComStream’s offer and a subsequent merger by rendering ineffective the anti-takeover devices that Wegener’s board has implemented. Specifically, if elected, the board could taking the following steps:

•	Redeem Wegener’s just adopted “poison pill,” rendering it inapplicable to the offer or a subsequent merger; and

•	Approve the offer and subsequent merger, exempting each from the application of Section 203 of the General Corporation Laws of Delaware and the supermajority provision of Wegener’s charter.

The filing of this consent solicitation follows Wegener’s announcement on May 6, 2003 that its board: (i) recommended that Wegener stockholders reject Radyne ComStream’s cash tender offer, and (ii) implemented new measures and failed to withdraw existing measures, all designed to deny stockholders the freedom to sell into the Radyne ComStream offer. The $1.55 a share tender offer and withdrawal rights will expire at midnight, Easter standard time, Wednesday, May 21, 2003, unless extended. The complete terms and conditions of the offer are set forth in the Offer to Purchase and related Letter of Transmittal, copies of which are available by contacting the Information Agent for the offer, Georgeson Shareholder Communications: banks and brokers – (212) 440-9800; all others – (866) 203-9367.

Mr. Fitting, Radyne’s CEO, also commented on Wegener’s recent press release and letter to stockholders: “Frankly, we found Wegener’s letter to stockholders to be amusing. They seem to be missing the irony of their own arguments. We are criticized for not appropriately valuing their business plan, which by the way their board has refused to share with us, yet in the same breath they accuse me of recognizing that their new products have some secret future value. And, much of their comments were devoted to Radyne’s performance as a company. Perhaps the Board of Wegener doesn’t realize that we have made a cash offer for its shares, since, incidentally, it refused to discuss a combination cash and stock merger. I am also criticized for not waiting to hear back from Wegener on our offer, even though we waited almost two weeks after I met with Wegener’s CEO, who committed to get back to me in one week.”

He added: “Really, this isn’t a complicated situation. My question to Wegener stockholders is quite simple. Do you want to hold a stock that barely trades and when it does it trades at below $1, or do you want $1.55 in cash now (or $1.635 if management will rescind its recently adopted golden parachutes)?”

Notice for Wegener Stockholders

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase and related letter of transmittal, each of which were filed with the Securities and Exchange Commission on April 23, 2003. Wegener stockholders and other interested parties are urged to read Radyne ComStream’s tender offer statement and other relevant documents filed with the SEC because they will contain important information. Investors and stockholders may obtain a free copy of these statements and other relevant documents at the SEC’s Web site, www.sec.gov, or from Radyne ComStream Inc. at 3138 East Elwood Street Phoenix, AZ 85034, Attn: Investor Relations.

In addition, this press release should not be construed to constitute a solicitation of any consent. Radyne ComStream is filing a preliminary consent statement and other solicitation materials with the SEC relating to Radyne ComStream’s solicitation of written consents from the stockholders of Wegener Corporation. Investors and security holders are strongly advised to read the definitive consent statement, when available, because it will contain important information. The definitive consent statement will be filed by Radyne ComStream with the SEC. Investors and stockholders may obtain a free copy of these statements and other relevant documents at the SEC’s Web site, www.sec.gov, or from Radyne ComStream Inc. at 3138 East Elwood Street Phoenix, AZ 85034, Attn: Investor Relations.

The identity of people who, under SEC rules, may be considered “participants in the solicitation” of Wegener Corporation stockholders and their holdings of Wegener common stock are contained in Radyne ComStream’s filings with the SEC under regulation 14A.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The company, through its Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. Its Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. The company has offices in the U.S. located in Phoenix, San Diego and Boca Raton, and internationally in Singapore, Beijing, Jakarta and London. The company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Rich Johnson, Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “intends” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to those that relate to consummation of the tender offer, subsequent merger, and the consent solicitation, together with any other statements that are not historical. These statements are based on management’s current expectations and involve risks and uncertainties which include whether the conditions to the tender offer will be satisfied, and the application of certain anti-takeover provisions contained in Wegener Corporation’s Certificate of Incorporation and in the Delaware General Corporation Laws. Radyne ComStream wishes to caution the reader that these factors, as well as other factors described in Radyne ComStream’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Radyne ComStream’s failure to receive a sufficient number of consents from Wegener stockholders;

•	Radyne ComStream’s failure to obtain at least a majority of Wegener’s outstanding shares of common stock in the tender offer;

•	Radyne ComStream’s inability to remove or overcome defensive measures that are currently existing or that are implemented by Wegener’s board of directors;

•	Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales;

•	A downturn in the evolving telecommunications and Internet industries;

•	Risk factors and cautionary statements made in Radyne ComStream’s Annual Report on Form 10-K for the period ended December 31, 2002;

•	The effect that acts of international terrorism may have on Radyne ComStream’s ability to ship products abroad; and

•	Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

###